Exhibit 8





                          [STOEL RIVES LLP LETTERHEAD]


                                  March 7, 1997




PacifiCorp
Suite 1600
700 NE Multnomah
Portland, OR  97232


     We have acted as counsel for you and for PacifiCorp Capital II, a statutory business trust created under the laws of the State of Delaware ("PacifiCorp Capital II"), in connection with preparation of a Registration Statement on Form S-3 (the "Registration Statement") about to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), relating to the public offering of $135,000,000 in the aggregate of (i) debt securities representing junior unsecured deferrable interest subordinated obligations of PacifiCorp, to be issued pursuant to an Indenture dated as of May 1, 1995 between PacifiCorp and The Bank of New York as trustee, as supplemented (the "Series D Debentures") and (ii) preferred securities representing secured undivided beneficial interests in the assets of PacifiCorp Capital II. The proceeds of the offering of preferred securities by PacifiCorp Capital II may be loaned to PacifiCorp (together with proceeds from issuance of common securities in PacifiCorp Capital II), and the loan may be evidenced by Series D Debentures. In addition, certain payment obligations of PacifiCorp Capital II with respect to the preferred securities will be guaranteed by PacifiCorp to the extent set forth in a subordinated guarantee.

     In so acting, we have reviewed (i) the original Trust Agreement of PacifiCorp Capital II, dated as of May 3, 1996, and (ii) the form of Amended and Restated Trust Agreement for PacifiCorp Capital II (the "Amended Trust Agreement"), incorporated by reference as an exhibit to the Registration Statement. Our opinion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative pronouncements by the Internal Revenue Service, judicial decisions, and such other legal authorities as we have deemed necessary or appropriate for purposes of our opinion, as each exists on the date of this letter. Existing tax laws may be changed by legislation or promulgation of regulations or may be interpreted differently than they are at present by the courts or the Internal Revenue Service, and such changes may alter the conclusions set forth in this letter.

PacifiCorp
March 7, 1997
Page 2


     In connection with issuance pursuant to the Registration Statement of the Series D Debentures and the preferred securities of PacifiCorp Capital II (the "Series B Preferred Securities"), you have requested that we render the opinion set forth below. In rendering our opinion, we have examined and relied upon representations and warranties as to factual matters made in or pursuant to the documents referred to above and upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. We also have assumed that, upon execution and delivery, the Amended Trust Agreement will be valid and enforceable in accordance with its terms and that PacifiCorp Capital II will at all times comply with the Delaware Business Trust Act and the terms of the Amended Trust Agreement. Our opinion addresses only the United States federal income tax considerations of general application relevant to a beneficial owner acquiring Series D Debentures and Series B Preferred Securities upon original issue at the original offering price that is (i) an individual citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any state thereof or the District of Columbia or (iii) an estate or trust treated as a United States person for federal income tax purposes.

     Subject to the foregoing and to the qualifications and limitations set forth herein, the statements relating to issuance of the Series D Debentures and the Series B Preferred Securities set forth in the Prospectus Supplements, subject to completion, dated March___, 1997 (the "Prospectus Supplements"), in each case under the caption "Certain Federal Income Tax Considerations," to the extent they relate to matters of law or legal conclusion, constitute our opinion.

     Our opinion is limited to the United States federal income tax matters addressed, and no opinion is rendered as to any other issue. In addition, our conclusions are based upon United States federal income tax law currently in effect, which is subject to change on a prospective or retroactive basis, representations concerning relevant facts that exist as of the date hereof and the assumptions described above. If any assumption or representation described above is not true, correct and complete, or in the event of a change in United States federal income tax law adversely affecting the conclusions set forth in this letter or in the Prospectus Supplements under

PacifiCorp
March 7, 1997
Page 3


"Certain Federal Income Tax Considerations," our opinion shall be void and of no force or effect. We undertake no obligation to update our opinion at any time. Our opinion is not binding on the courts or on any administrative agency, and a court or agency may hold or act to the contrary.

     This opinion is addressed solely to you, and no other person may rely on it, provided, however, that we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions "Certain Federal Income Tax Considerations" and "Legal Opinions" in each of the Prospectus Supplements. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,


                                       STOEL RIVES LLP